Portions of this document have been redacted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.  Redacted portions are indicated with the notation “[**]”.

SETTLEMENT AGREEMENT
This Settlement Agreement (the “Agreement”) is entered as of the Effective Date (defined below) by and among, Pandora Media, Inc., a Delaware corporation with offices located at 2100 Franklin St., Suite 700, Oakland, CA 94612 (“Pandora”), on the one hand, and the following entities (collectively, the “Record Labels”), on the other hand, Capitol Records, LLC, a Delaware limited liability company with offices located at 2220 Colorado Avenue, Santa Monica, CA 90404 (“Capitol”); Sony Music Entertainment, a Delaware general partnership with offices located at 550 Madison Avenue, New York, NY 10022 (“Sony”); UMG Recordings, Inc., a Delaware corporation with offices located at 2220 Colorado Avenue, Santa Monica, CA 90404 (“UMG”); Warner Music Group Corp., a Delaware corporation with offices located at 1633 Broadway, New York, NY 10019 (“Warner”); and ABKCO Music & Records, Inc., a New York corporation with offices located at 85 Fifth Avenue, New York, NY 10003 (“ABKCO”), each a “Party” and, collectively, the “Parties.”
RECITALS
WHEREAS, Pandora operates an Internet-based service through which the Record Labels allege, among other things, Pandora infringes upon their alleged exclusive rights in the United States in certain sound recordings that were fixed in a tangible medium prior to February 15, 1972;
WHEREAS, the Record Labels filed suit against Pandora on April 17, 2014 in the Supreme Court of the State of New York in the matter of Capitol Records, LLC, et al., v. Pandora Media, Inc., et al., Index No. 651195/2014 (N.Y. Sup. Ct.), in which the Record Labels assert claims against Pandora for common law copyright infringement, misappropriation, unfair competition, and declaratory relief with respect to Pre-1972 Recordings (the “Litigation”);
WHEREAS, Pandora denies the claims and allegations made by the Record Labels in the Litigation and denies that it has infringed any rights in Pre-1972 Recordings; and
WHEREAS, the Parties mutually desire to resolve the Litigation on the terms set forth herein, and the Parties desire, through this Agreement, to memorialize terms integral to the Parties’ resolution of the Litigation.
NOW, THEREFORE, for and in consideration of the mutual representations, warranties, covenants, and releases set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree to the terms and conditions set forth in this Agreement.

1.DEFINITIONS.
In addition to the terms defined above or elsewhere in this Agreement, the following capitalized terms will have the meanings ascribed to them in this Section 1:

1.1.	“Effective Date” means October 6, 2015.

1.2.	“Covenant Period” means the period commencing on the day immediately following the Effective Date and ending on December 31, 2016.

1.3.
“Pre-1972 Recordings” means any sound recordings that were fixed in the United States in a tangible medium prior to February 15, 1972 and which the Record Labels or any of them own or otherwise have the right to settle with respect to in the United States, solely for the period of time for which the Record Labels, or any of them, had such rights. For avoidance of doubt, Pre-1972 Recordings includes such pre-1972 sound recordings[1] acquired by a Record Label on or after the Effective Date and prior to December 31, 2016, but only for the period of time for which it has acquired the right to settle.

1.4.
“Released Claims” means any and all actual, potential, filed, disclosed or undisclosed, suspected or unsuspected, known or unknown, fixed or contingent, claimed or unclaimed, asserted or unasserted, matured or unmatured, accrued or unaccrued, direct or indirect, individual or representative, liquidated or unliquidated, legal, equitable, incurred or consequential, due or to become due, determined, determinable, strict, absolute, contingent, and of any kind or nature whatsoever claims, demands, debts, damages of any type, expenses, costs, attorneys’ fees, liabilities, actions, causes of action, suits, sums of money, accounts, covenants, agreements, contracts, assertions of right, controversies, obligations, assessments, charges, complaints, proceedings, or promises, including Unknown Claims (defined below), of every nature and description whatsoever, whether based on the statutory or common law of any local, state, or territorial jurisdiction within the United States, or federal law in the event of an amendment to the United States Copyright Act protecting Pre-1972 Recordings, or on a contract, arising out of or relating in any way to the claims asserted against Pandora in the Litigation and/or Pandora’s copying, reproducing, public performance or use in the United States of Pre-1972 Recordings prior to and including the Effective Date. Released Claims do not include any claims with respect to any uses of musical works, with respect to uses of non-Pre-1972 Recordings, or for breach of this Agreement.

1.5.
“Pandora Released Parties” means Pandora, as well as any and all of its present or past heirs, executors, estates, administrators, predecessors, successors, assigns, parents, subsidiaries, employers, employees, agents, consultants, independent contractors, insurers, directors, managing directors, officers, partners, principals, members, attorneys, accountants, financial and other advisors, investment bankers, underwriters, shareholders, lenders, auditors, investment advisors, legal representatives, successors in interest, assigns and

1 As used in this Agreement, “pre-1972 sound recordings” means sound recordings that were fixed in the United States in a tangible medium prior to February 15, 1972.

companies, firms, trusts, corporations, other individuals or entities in which they have a controlling interest.

1.6.
“Record Label Releasing Parties” means the Record Labels and any of their direct or indirect subsidiaries, and the respective predecessors, successors, assigns, insurers and representatives of the foregoing.

1.7.
“Record Label Released Parties” means the Record Labels and each of them, as well as any and all of their respective present or past heirs, executors, estates, administrators, predecessors, successors, assigns, parents, subsidiaries, employers, employees, agents, consultants, independent contractors, insurers, directors, managing directors, officers, partners, principals, members, attorneys, accountants, financial and other advisors, investment bankers, underwriters, shareholders, lenders, auditors, investment advisors, legal representatives, successors in interest, assigns and companies, firms, trusts, corporations, and other individuals or entities in which they have a controlling interest.

1.8.	“Pandora Releasing Parties” means Pandora, its direct or indirect subsidiaries, and the respective predecessors, successors, assigns, insurers and representatives of the foregoing.

1.9.	“Stipulation of Discontinuance with Prejudice” means the stipulation of discontinuance with prejudice of all claims in the Litigation in substantially the same form as Exhibit A hereto.
1.10. “Unknown Claims” means claims against a released Party that a releasing Party does not know or suspect to exist, which, if known by it, might affect its agreement to release the released Party or the Released Claims or might affect its decision to agree, object or not to object to the Agreement.
2.    DISMISSAL OF THE LITIGATION

2.1.
Within five (5) business days after receipt of the payment set forth in paragraph 3.1.1, the Record Labels will file in the Litigation the Stipulation of Discontinuance with Prejudice. The Parties agree to submit to the Court appropriate stipulations and proposed orders for extensions of time for all due dates in the Litigation so that neither Party is required to incur unnecessary or additional expenses in the Litigation between the Effective Date and the date on which the Litigation is dismissed.

2.2.
The Parties will fully cooperate in seeking to have the Stipulation of Discontinuance with Prejudice entered, and will execute any and all documents as are necessary to effect such dismissal. Without limiting the generality of the foregoing, Pandora shall cause its counsel to deliver to counsel for the Record Labels, on or before October 23, 2015, an original of the Stipulation of Discontinuance with Prejudice executed by counsel for Pandora.

2.3.
If Pandora timely makes the payment set forth in paragraph 3.1.1, and the Record Labels fail to file a fully-executed Stipulation of Discontinuance with Prejudice by October 30, 2015, then Pandora will have the right to rescind this Agreement and to receive a refund from the Record Labels of all monetary consideration paid hereunder within five (5) days of Pandora providing written notice of such rescission to the Record Labels.

3.    SETTLEMENT PAYMENT

3.1.
As consideration for the representations, warranties, covenants, and releases in this Agreement, Pandora will pay Record Labels the non-refundable sum (except as set forth in paragraph 2.3) of NINETY MILLION U.S. DOLLARS ($90,000,000.00), as follows:

3.1.1.	SIXTY MILLION U.S. DOLLARS ($60,000,000.00) by October 23, 2015;

3.1.2.	SEVEN MILLION FIVE HUNDRED THOUSAND U.S. DOLLARS ($7,500,000.00) on or before January 1, 2016;

3.1.3.	SEVEN MILLION FIVE HUNDRED THOUSAND U.S. DOLLARS ($7,500,000.00) on or before April 1, 2016;

3.1.4.	SEVEN MILLION FIVE HUNDRED THOUSAND U.S. DOLLARS ($7,500,000.00) on or before July 1, 2016; and

3.1.5.	SEVEN MILLION FIVE HUNDRED THOUSAND U.S. DOLLARS ($7,500,000.00) on or before October 1, 2016.

3.2.	Each payment made pursuant to paragraph 3.1 will be by wire transfer to a single designated agent designated in writing by the Record Labels on or before October 21, 2015.

3.3.
Upon the individual, reasonable request of any one or more of the Record Labels, Pandora will provide a Report of Use (as such term is used in 37 C.F.R. §370.1(i)) to SoundExchange identifying the pre-1972 sound recordings that were transmitted by Pandora during the period requested by such Record Label, provided that such requested periods are calendar quarters between July 1, 2015 and December 31, 2016, and Pandora further agrees to work in good faith with each of the Record Labels to supply spin count data for Pre-1972 Recordings for other periods as may reasonably be requested by a Record Label, to the extent such spin count data has not previously been provided by Pandora.

4.    RELEASE AND COVENANT NOT TO SUE

4.1.
Upon the Effective Date, the Record Label Releasing Parties, and each of them, will be deemed to have fully, finally, and forever released, relinquished, waived, and discharged all Released Claims against the Pandora Released Parties. This Agreement shall be the sole and exclusive remedy for any and all Released Claims against the Pandora Released Parties. No Pandora Released Party will be subject to any liability or expense of any kind to any Record Label Releasing Party with respect to any Released Claim.

4.2.
Upon the Effective Date, the Pandora Releasing Parties, and each of them, will be deemed to have fully, finally, and forever released, relinquished, waived, and discharged all Released Claims against the Record Label Released Parties. This Agreement shall be the sole and exclusive remedy for any and all Released Claims against the Record Label Released Parties. No Record Label Released Party will be subject to any liability or expense of any kind to any Pandora Releasing Party with respect to any Released Claim.

4.3.	The releases provided in this Agreement will not apply to obligations arising under this Agreement or to any claims for enforcement of the terms of this Agreement.

4.4.
For no further consideration, the Record Label Releasing Parties covenant and agree not to bring, assert, pursue, maintain, or join in any claim or assertion of a right as a party or intervenor adverse to Pandora in, or take a financial interest in, a lawsuit against the Pandora Released Parties relating to any copying, reproducing, public performing or use during the Covenant Period of any pre-1972 sound recordings by Pandora in connection with its services as such services exist as of the Effective Date. For avoidance of doubt, nothing in this Agreement shall preclude or restrict any of the Record Labels from lobbying or filing amicus briefs respecting protection for pre-1972 sound recordings.

5.    IDENTIFICATION AND USE OF PRE-1972 RECORDINGS

5.1.
Within 30 days after receipt of the payment set forth in paragraph 3.1.1, the Record Labels will authorize and request SoundExchange to identify for Pandora and the Record Labels all Pre-1972 Recordings in the Pandora music library that SoundExchange has identified in its own records as owned, controlled or claimed by one or more of the Record Labels. Pandora will provide SoundExchange with access to all of the pre-1972 sound recordings in Pandora’s music library as of the Effective Date for the purposes of facilitating such identification.

5.2.
Pandora will comply with the functionality provisions of 17 U.S.C. §§112 and 114(d) with respect to its use of Pre-1972 Recordings, including, for the avoidance of doubt, the sound recording performance complement, as such term is defined in 17 U.S.C. §114(j)(13).

6.    CONFIDENTIALITY

6.1.
Except as provided for in paragraph 9.12, the Parties, and their legal counsel, representatives, and agents, will maintain this Agreement, including each of its terms, strictly confidential and will not disclose the terms of this Agreement to anyone not a Party to this Agreement, a parent or affiliate of a Party, or a Party’s counsel, representative or agent, except as follows:

6.1.1.
Disclosure is permitted to the extent necessary for the purpose of securing tax, accounting, legal, and public relations advice related to the subject matter of this Agreement, or as required by any debt financing contract.

6.1.2.	Disclosure is permitted to the extent approved in writing in advance by all other Parties.

6.1.3.
Disclosure is permitted to the extent necessary to satisfy third-party reporting, royalty or audit obligations (e.g., imposed by artists, publishers or otherwise), subject to the recipient’s agreement to a confidentiality obligation comparable in scope to this one.

6.1.4.	Disclosure is permitted of terms of the Agreement that become publicly known through no wrongful act or omission of a Party or any third party.

6.1.5.
Disclosure is permitted to the extent that the Party is legally compelled to disclose the Agreement or is required to disclose the Agreement by the rules of any nationally recognized stock exchange; provided, however, that prior to any such compelled disclosure, the compelled Party will give the other Parties reasonable advance notice of any such disclosure and will cooperate with the other Parties in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure of the Agreement.

6.1.6.
Disclosure is permitted if required or requested by subpoena or document request directed to a Party in litigation or other legal proceeding, provided, however, that such Party provide the other Parties with written notice thereof and the opportunity to seek a protective order or seek confidential treatment of any information to be disclosed, if applicable, and, provided further that such Party discloses only what is required to be disclosed in response to such subpoena or document request.

6.2.
Notwithstanding the generality of the foregoing, the Parties agree that this Agreement is non-precedential, not admissible, and shall not be used for any purpose in litigation (excepting an action to enforce the terms of this Agreement) or other action, including without limitation any rate-setting proceeding, except that in a rate-setting proceeding involving a third-party, this Agreement or its terms may be used solely to rebut or respond to such third-party’s reliance on the terms of this Agreement.

7.    [**]

[**] Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

[**]

[**] Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

[**]

[**] Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

[**]

[**] Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

[**]

8.    NOTICES

8.1.
Unless a Party provides otherwise in writing (and except for notices that are required under paragraph 6.1.5 and transmitted in October 2015, which notices may be given by e-mail to the persons identified below at the e-mail addresses reflected below), all notices required or desired to be given pursuant to this Agreement will be given by Federal Express (or other similar overnight delivery service) for next business day delivery, addressed as follows:

[**] Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

8.1.1.	For Pandora:
Steve Bene
General Counsel
Pandora Media, Inc.
2100 Franklin St., Suite 700
Oakland, CA 94612
sbene@pandora.com
With a copy to:
Gary R. Greenstein
Wilson Sonsini Goodrich & Rosati
1700 K Street, N.W., Fifth Floor
Washington, DC 20006
ggreenstein@wsgr.com

8.1.2.	For Capitol:
Alasdair McMullan
Universal Music Group
2220 Colorado Avenue
Santa Monica, CA 90404
alasdair.mcmullan@umusic.com

With a copy to:
Rollin Ransom
Sidley Austin LLP
555 W. Fifth Street #4000
Los Angeles, CA 90013
rransom@sidley.com

and

George Borkowski
RIAA
1025 F Street NW, 10th Floor
Washington, DC 20005
gborkowski@riaa.com

8.1.3.	For Sony:
Wade Leak
Sony Music Entertainment
550 Madison Avenue
New York, NY 10022

wade.leak@sonymusic.com
With a copy to:
Rollin Ransom
Sidley Austin LLP
555 W. Fifth Street #4000
Los Angeles, CA 90013
rransom@sidley.com
and

George Borkowski
RIAA
1025 F Street NW, 10th Floor
Washington, DC 20005
gborkowski@riaa.com

8.1.4.	For UMG:
Alasdair McMullan
Universal Music Group
2220 Colorado Avenue
Santa Monica, CA 90404
alasdair.mcmullan@umusic.com

With a copy to:
Rollin Ransom
Sidley Austin LLP
555 W. Fifth Street #4000
Los Angeles, CA 90013
rransom@sidley.com
and

George Borkowski
RIAA
1025 F Street NW, 10th Floor
Washington, DC 20005
gborkowski@riaa.com

8.1.5.	For Warner:
Ellen Hochberg
Warner Music Group Corp.
1633 Broadway, Seventh Floor
New York, NY 10019
Ellen.Hochberg@wmg.com
With a copy to:
Rollin Ransom
Sidley Austin LLP
555 W. Fifth Street #4000
Los Angeles, CA 90013
rransom@sidley.com
and

George Borkowski
RIAA
1025 F Street NW, 10th Floor
Washington, DC 20005
gborkowski@riaa.com

8.1.6.	For ABKCO:
Jody H. Klein
ABKCO Music & Records Inc.
85 Fifth Avenue
New York, NY 10003
jklein@abkco.com
With a copy to:
Rollin Ransom
Sidley Austin LLP
555 W. Fifth Street #4000
Los Angeles, CA 90013
rransom@sidley.com
and

George Borkowski
RIAA
1025 F Street NW, 10th Floor
Washington, DC 20005
gborkowski@riaa.com
and

Michael B. Kramer
150 East 58th St., Suite 1201
New York, NY 10155
mkramer@mkramerlaw.com

9.    MISCELLANEOUS.

9.1.
Choice of Law. This Agreement will be deemed entered into in New York, and will be subject to, governed by, and enforced and construed pursuant to the laws of the State of New York, without regard to its choice of law provisions.

9.2.
Choice of Forum. Any action, suit or other proceeding arising out of or in connection with this Agreement will be commenced only in the state or federal courts with jurisdiction over New York County, New York, and each Party consents to jurisdiction and venue exclusively in that jurisdiction for all such proceedings, and agrees that this forum is a convenient forum for any such action.

9.3.
Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or PDF transmission, each of which counterparts will be deemed an original, and all of which together shall constitute one and the same document.

9.4.
Modification. This Agreement may not be amended or modified orally or by conduct occurring before or after its execution. All amendments and modifications must be in writing, signed by all affected Parties or their authorized representatives.

9.5.
Severability. Every provision of this Agreement is intended to be severable. In the event that any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegality or invalidity, to the extent equitable, shall not affect the balance of the terms and provisions hereof, which shall remain binding and enforceable. The Parties will negotiate in good faith for the purpose of replacing any invalid or unenforceable provision hereof with a valid and enforceable provision having a legal effect as similar as possible to the original.

9.6.
Entire Agreement. This Agreement and the Exhibit A and Exhibit B attached hereto constitute and contain the entire agreement and understanding among the Parties with respect to its subject matter, and supersede, extinguish and replace all prior negotiations, representations, promises, and proposed agreements, whether written or oral, on the subject hereof. It is understood and agreed that all understandings and agreements heretofore had between the Parties are merged in this Agreement, which fully and completely express their agreement. The Parties acknowledge that they are not relying upon any statement, representation, promise, or discussion, whether written or oral, not embodied in this Agreement, made by any other Party.

9.7.
Mutually Negotiated Agreement. Each Party has cooperated in the drafting and preparation of this Agreement. The Parties acknowledge and agree that none of the terms or provisions of this Agreement will be construed against any Party on the basis of being the sole or primary drafter of the Agreement.

9.8.
Independent Counsel. The Parties acknowledge that this Agreement has been entered into freely and voluntarily, and that they have been represented (or have had the opportunity to be represented) by independent legal counsel of their own choice in the Litigation and in connection with this Agreement, including all negotiations which preceded the execution of this Agreement.

9.9.
No Waiver. Any failure or delay by any Party to exercise any right under this Agreement or to enforce any term of this Agreement, or any breach thereof, including by agreement to refrain from enforcing any term or exercising any right, will not be deemed a waiver of that term or right or any remedy hereunder; nor will it reduce, limit or preclude any future exercise of any right or enforcement of any term herein.

9.10.
Third Party Beneficiaries. The Parties acknowledge and agree that other than the Pandora Released Parties and the Record Label Released Parties there are no third party beneficiaries to this Agreement, that no third party benefits are intended, and that the Agreement will not be deemed or construed in any way to result in the creation of any rights or obligations in anyone not a Party to this Agreement.

9.11.
Settlement Privilege. It is understood and agreed that this Agreement, including the consideration furnished by the Parties pursuant to such agreements, constitute a compromise and settlement of the Litigation, and that the Agreement, as well as the discussions resulting in the Agreement, are fully subject to the protections of Federal Rule of Evidence 408, California Evidence Code § 1152, New York C.P.L.R. § 4547, and all other applicable privileges relating to mediation, settlement and compromise.

9.12.
Press Release. Within 14 days of the Effective Date, the Record Labels and Pandora will agree upon a press release for each of the Parties disclosing the execution of this Agreement. The Parties agree to work together cooperatively to address any publicity related to this Agreement.

SIGNATURE PAGE FOLLOWS

SIGNATURE PAGE TO SETTLEMENT AGREEMENT

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned Parties.

PANDORA MEDIA, INC. By: /s/ Steve Bene Printed Name: Steve Bene Title: General Counsel Date: October 21, 2015	CAPITOL RECORDS, LLC By: /s/ Jeffrey Harleston Printed Name: Jeffrey Harleston Title: General Counsel, Executive Vice President Business and Legal Affairs Date: October 19, 2015
SONY MUSIC ENTERTAINMENT By: /s/ Wade Leak Printed Name: Wade Leak Title: Senior Vice President, Deputy General Counsel Date: October 20, 2015	UMG RECORDINGS, INC. By: /s/ Jeffrey Harleston Printed Name: Jeffrey Harleston Title: General Counsel, Executive Vice President Business and Legal Affairs Date: October 19, 2015
WARNER MUSIC GROUP CORP. By:/s/ Paul Robinson Printed Name: Paul Robinson Title: Executive Vice President and General Counsel Date: October 20, 2015	ABKCO MUSIC & RECORDS, INC. By: /s/ Michael B. Kramer Printed Name: Michael B. Kramer Title: Authorized Signatory Date: October 19, 2015

EXHIBIT A

SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK

CAPITOL RECORDS, LLC, a Delaware limited liability corporation; SONY MUSIC ENTERTAINMENT, a Delaware partnership; UMG RECORDINGS, INC., a Delaware corporation; WARNER MUSIC GROUP CORP., a Delaware corporation; and ABKCO MUSIC & RECORDS, INC., a New York corporation,
Plaintiffs,
v.
PANDORA MEDIA, INC., a Delaware corporation; and DOES 1 through 10, being fictitious and unknown to Plaintiffs, being participants in all or some of the acts alleged against the Defendants in the Complaint,
Defendants.

INDEX NO. 651195/2014 STIPULATION OF DISCONTINUANCE WITH PREJUDICE

IT IS HEREBY STIPULATED AND AGREED by and between the undersigned attorneys of record for all the parties to this action, that whereas the parties have settled this matter, and whereas no party hereto is an infant or incompetent person for whom a committee or conservator has been appointed and no person not a party has an interest in the subject matter of the action, the above-captioned action be, and the same hereby is discontinued, with prejudice, and without costs or attorneys’ fees to either party as against the other. This Stipulation may be signed in separate counterparts, and facsimile or scanned signatures on this

Stipulation shall have the same force and effect as original signatures. This Stipulation may be filed without further notice with the Clerk of the Court.
Dated:    New York, New York
    October ____, 2015

WEIL, GOTSHAL & MANGES LLP By: _________________________________ R. Bruce Rich Benjamin E. Marks John R. Gerba 767 Fifth Avenue New York, NY 10153 Attorneys for Defendant Pandora Media, Inc.
MITCHELL SILBERBERG & KNUPP LLP
By: ______________________________
Russell J. Frackman
Marc E. Mayer
Emily F. Evitt
11377 West Olympic Boulevard
Los Angeles, California 90064-1683
Telephone: (310) 312-2000
Facsimile: (310) 312-3100
Lauren J. Wachtler
12 East 49th Street, 30th Floor
New York, New York 10017-1028
Telephone: (212) 509-3900
Facsimile: (212) 509-7239
George M. Borkowski
Recording Industry Association of America, Inc.
1025 F St., N.W., 10th Floor
Washington DC 20004
Telephone: (202) 775-0101
Attorneys for Plaintiffs

EXHIBIT B
Steve Bene
General Counsel
Pandora Media, Inc.
2100 Franklin St., Suite 700
Oakland, CA 94612
sbene@pandora.com
Re:    Settlement Agreement
Dear Steve:
Reference is made to the Settlement Agreement dated effective as of October 6, 2015, by and between Pandora Media, Inc., on the one hand, and Capitol Records, LLC, Sony Music Entertainment, UMG Recordings, Inc., Warner Music Group Corp., and ABKCO Music & Records, Inc., on the other hand (the “Settlement Agreement”).
This letter will confirm that any rights in the United States in Universal Music Group’s pre-1972 sound recordings (i.e., sound recordings that were fixed in the United States in a tangible medium prior to February 15, 1972) are owned by UMG Recordings, Inc. or Capitol Records, LLC or one of their subsidiaries, except for pre-1972 sound recordings owned by Capitol Christian Music Group, Inc.
UMG Recordings, Inc. and Capitol Records, LLC agree that Capitol Christian Music Group, Inc. shall be included within the definition of “Record Label Releasing Parties” for purposes of the Settlement Agreement, and that this paragraph will constitute an amendment agreed to by UMG Recordings, Inc. and Capitol Records, LLC pursuant to paragraph 9.4 of the Settlement Agreement.
Sincerely,
/s/ Jeffrey S. Harleston
Jeffrey S. Harleston
General Counsel